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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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GSI Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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July 19, 2019

Dear Stockholder:

        This year's annual meeting of stockholders will be held on Thursday, August 29, 2019, at 2:00 p.m. local time, at the offices of DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, California 94303. You are cordially invited to attend.

        The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter. A copy of GSI Technology's Annual Report to Stockholders is also enclosed for your information.

        After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the accompanying prepaid envelope. Alternatively, you may vote your shares via the Internet or by telephone. Instructions regarding these methods of voting are provided on the proxy card.

        Whether or not you plan to attend the annual meeting, we urge you to sign, date and return the enclosed proxy card or vote via the Internet or by telephone at your earliest convenience. We look forward to seeing you at the annual meeting.

Sincerely yours,
Lee-Lean Shu President, Chief Executive Officer and Chairman

1213 Elko Drive
Sunnyvale, CA 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 29, 2019

TO THE STOCKHOLDERS:

        Notice is hereby given that the annual meeting of the stockholders of GSI Technology, Inc., a Delaware corporation, will be held on Thursday, August 29, 2019, at 2:00 p.m. local time, at the offices of DLA Piper LLP (US) located at 2000 University Avenue, East Palo Alto, California 94303, for the following purposes:

  1.
  To elect seven persons to serve on our Board of Directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

  2.
  To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020;

  3.
  To vote on an advisory (non-binding) resolution regarding the fiscal 2019 compensation of the executive officers named in the Summary Compensation Table included in the proxy statement for the annual meeting; and

  4.
  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        These business items are described more fully in the proxy statement accompanying this Notice.

        Our Board of Directors unanimously recommends that you vote FOR all of the nominees proposed by our Board of Directors, and FOR Proposals No. 2 and 3. Stockholders of record at the close of business on July 8, 2019 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1213 Elko Drive, Sunnyvale, California 94089.

Robert Yau
Secretary

Sunnyvale, California
July 19, 2019

IMPORTANT: Please vote your shares via the Internet or by telephone, in accordance with the instructions contained in the accompanying materials, or by dating and signing the proxy card and returning it in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card or submitted your proxy via the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 29, 2019: Our proxy statement is enclosed. Financial and other information concerning GSI Technology, Inc. is contained in our annual report to stockholders for the fiscal year ended March 31, 2019. A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the notice of annual meeting, proxy statement, proxy card and annual report to stockholders, may be viewed and downloaded at: http://ir.gsitechnology.com/proxy-materials.

i

GSI TECHNOLOGY, INC.
1213 Elko Drive
Sunnyvale, CA 94089

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 29, 2019

        The accompanying proxy is solicited by the Board of Directors of GSI Technology, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on Thursday, August 29, 2019, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about July 19, 2019. References in this proxy statement to the "Company," "we," "our," "us" and "GSI Technology" are to GSI Technology, Inc., and references to the "annual meeting" are to the 2019 Annual Meeting of Stockholders. When we refer to the Company's fiscal year, we mean the annual period ending on March 31. This proxy statement covers our fiscal year ended March 31, 2019 ("fiscal 2019").

INFORMATION CONCERNING SOLICITATION AND VOTING

Why am I receiving these proxy materials?

        We sent you this proxy statement and proxy card because your Board of Directors is soliciting your proxy to vote at the annual meeting. This proxy statement contains important information that is intended to assist you in making informed decisions regarding your vote.

What items of business will be voted on at the annual meeting?

        Stockholders will vote on three proposals at the annual meeting:

  •
  to elect seven persons to serve on our Board of Directors until the 2020 annual meeting (Proposal No. 1);

  •
  to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020 (Proposal No. 2); and

  •
  to vote on an advisory (non-binding) resolution to approve the fiscal 2019 compensation of our named executive officers (as defined in this proxy statement) (Proposal No. 3).

        We will also consider any other business that properly come before the annual meeting.

What is a proxy?

        A proxy is your designation of another person or persons to vote your shares on your behalf. By properly signing and returning the enclosed proxy card, or by voting via the Internet or by telephone, you give the persons designated as proxies by our Board of Directors the authority to vote your shares in the manner that you specify.

How does the Board recommend that I vote my shares?

        Our Board of Directors unanimously recommends that you vote your shares:

  •
  FOR all of the Board's nominees for director, as listed and described under Proposal No. 1;

  •
  FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020; and

  •
  FOR approval of the advisory (non-binding) resolution approving the fiscal 2019 compensation of our named Executive Officers.

Who is entitled to vote at the annual meeting?

        Only stockholders of record at the close of business on July 8, 2019 (the "Record Date") are entitled to vote at the annual meeting. As of the Record Date, 22,898,188 shares of our common stock were outstanding.

How many shares must be present to hold the annual meeting?

        The presence of the holders of a majority of all shares outstanding and entitled to vote, whether in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

How many votes do I have?

        Each stockholder is entitled to cast one vote for each share of our common stock held on the Record Date.

If I am a stockholder of record, how do I vote?

        If your shares are registered directly in your name with our transfer agent, you are considered to be the stockholder of record with respect to those shares, and these proxy materials have been sent directly to you. If you are a stockholder of record, there are four ways to vote your shares:

  •
  by completing, signing and dating your proxy card and returning it in the envelope provided;

  •
  via the Internet by following the instructions on the proxy card you received;

  •
  by telephone by following the instructions on the proxy card; or

  •
  by attending the annual meeting and voting in person.

If I am a beneficial owner of shares, how do I vote?

        If your shares are held for you in an account with a broker, bank or similar organization, you are considered the "beneficial owner" of those shares, which are generally referred to as being held in "street name," and you should have received these proxy materials from that organization. If you are a beneficial owner of shares held in street name, there are several ways to vote your shares:

  •
  by completing, signing and dating the voting instruction form provided by the organization that holds your shares and returning the form to that organization, which will vote your shares in accordance with your instructions;

  •
  if your broker, bank or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well; or

  •
  by attending the annual meeting and voting in person. However, in order to vote in person, you must obtain a legal proxy from the organization that holds your shares. Follow the instructions from the broker, bank or other organization holding your shares to obtain such a proxy.

        In order that your shares are properly voted, we encourage you to provide specific voting instructions with respect to each proposal to any organization that holds your shares in street name by carefully following the organization's voting instructions.

What happens if I do not provide specific voting instructions?

        If you are a stockholder of record and you return a signed and dated proxy card without providing specific voting instructions, the persons named as proxy holders will vote your shares in the manner recommended by the Board of Directors on all of the proposals described in this proxy statement. If any other matter is properly presented at the meeting, the proxy holders will vote your shares as they may determine in their discretion.

        If you are the beneficial owner of shares held in street name and do not provide specific voting instructions to the organization that holds your shares, the organization may generally vote your shares at their discretion on "routine matters" but cannot vote on "non-routine" matters. "Non-routine" matters would include the election of directors (Proposal No. 1) and the advisory (non-binding) vote on executive compensation (Proposal No. 3), while "routine" matters would include the ratification of the appointment of our independent registered public accounting firm (Proposal No. 2).

How many votes are needed to elect directors?

        Members of the GSI Technology Board of Directors are elected by plurality vote. Accordingly, the seven persons duly nominated at the annual meeting who receive the highest number of FOR votes will be elected as directors.

How many votes are needed to approve proposals Nos. 2 and 3?

        The appointment of BDO USA, LLP as our independent registered public accounting firm (Proposal No. 2) and approval of the advisory (non-binding) vote regarding fiscal 2019 executive officer compensation (Proposal No. 3) each require the affirmative vote of a majority of the shares represented and voting at the annual meeting.

How are broker non-votes and abstentions treated?

        A "broker non-vote" occurs when a broker, bank or other nominee holds shares in street name for the beneficial owner but, with respect to a particular proposal, does not have discretionary authority to vote the shares (i.e., it is a "non-routine" matter) and has not received timely voting instructions from the beneficial owner.

        Broker non-votes and abstentions are counted as present for purposes of determining whether a quorum is present at the meeting.

        Votes withheld and broker non-votes will have no effect on the election of directors (Proposal No. 1). Proposals Nos. 2 and 3 each requires the affirmative vote of a majority of shares represented and voting at the annual meeting. Abstentions and broker non-votes will reduce the number of shares voting as well as the number of shares in favor of the proposal and, therefore, will have no impact on the results of voting.

Can I revoke my proxy or change my vote?

        Yes. You may revoke your proxy and change your vote at any time before the polls close at the annual meeting.

        If you are a stockholder of record, you may revoke your proxy and change your vote in any of the following ways:

  •
  by signing and returning a proxy card with a later date;

  •
  by voting again via the Internet or by telephone prior to 11:59 p.m., Eastern Time, on Wednesday, August 28, 2019;

  •
  by voting in person at the annual meeting; or

  •
  by giving written notice of revocation to the Company's Corporate Secretary.

Please note that attendance at the annual meeting, in and of itself, will not revoke your proxy.

        If you are the beneficial owner of shares held in street name, you may revoke your proxy and change your vote in any of the following ways:

  •
  by signing and returning an instruction form with a later date;

  •
  by voting again via the Internet or by telephone (if such voting is allowed by your broker, bank or other nominee) prior to 11:59 p.m., Eastern Time, on Wednesday, August 28, 2019; or

  •
  by voting in person at the annual meeting (although, as noted above, in order to vote at the annual meeting, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares).

How will the votes be counted?

        Votes taken at the annual meeting will be counted by an independent inspector of election appointed by the Company.

How can I find out the results of the voting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be tabulated by the inspector of election. We will publish voting results known to us in a Form 8-K report to be filed with the Securities and Exchange Commission within four business days after the annual meeting. If final results are not available to use at the time of such filing, we will file an amendment to the Form 8-K report to publish the final results within four business days after they are known to us.

Who will solicit proxies on behalf of the Board of Directors?

        Proxies may be solicited by directors and officers of the Company, without additional compensation. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation. None of the participants will receive additional compensation for assisting with the solicitation.

        You may also be solicited by press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.

Who will bear the cost of the solicitation of proxies?

        We will pay for the entire cost of soliciting proxies on behalf of GSI Technology. We will also reimburse brokerage firms, banks and other agents, upon their request, for the costs of forwarding our proxy materials to beneficial owners of stock held in their name.

How can I attend the annual meeting?

        You are entitled to attend the annual meeting only if you are a stockholder of record or a beneficial owner of shares of our common stock as of the close of business on the Record Date, or you hold a valid proxy for the annual meeting. Stockholders who plan to attend the meeting must present valid photo identification. If you hold your shares in street name, please also bring proof of your share ownership, such as a broker's statement showing that you owned shares of the Company's common stock on the Record Date. As noted above, a legal proxy is required if you hold your shares in a street name and you plan to vote in person at the annual meeting. Stockholders of record will be verified against an official list available at the annual meeting. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of ownership as of the Record Date.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        We have a Board of Directors consisting of seven directors who will serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

        The Board of Directors' nominees for election at the annual meeting are Jack A. Bradley, E. Thomas Hart, Haydn Hsieh, Ruey L. Lu, Lee-Lean Shu, Arthur O. Whipple and Robert Yau, all of whom currently serve on the Board of Directors. If elected, the seven nominees will serve as directors until our annual meeting of stockholders in 2020 and until their successors are duly elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

        These seven nominees represent a balance of directors with a history of service on the Board and newer directors with a strong mix of relevant experience. Our Nominating and Governance Committee and Board of Directors have evaluated each of our nominees against the factors and principles we use to select nominees for director, which are described elsewhere in this proxy statement. Based on this evaluation, our Nominating and Governance Committee and Board of Directors concluded that it is in the best interests of GSI Technology and its stockholders for each of the seven nominees named above to serve as a member of the Board of Directors.

        If a quorum is present and voting, the seven nominees for director receiving the greatest number of votes will be elected. A WITHHOLD vote will have no effect on the vote. Our Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve.

        The Board of Directors unanimously recommends a vote FOR the nominees named above.

        The following table sets forth information regarding our current directors, each of whom is a nominee for election at the annual meeting, as of June 30, 2019:

Nominee's Name	Principal Occupation	Age	Director Since
Jack A. Bradley	Partner, David Powell Financial Services	70	2015
E. Thomas Hart	Non-executive Chairman of the Board of QuickLogic Corporation	77	2015
Haydn Hsieh	Chairman and Chief Strategy Officer of Wistron NeWeb Corp.	64	2008
Ruey L. Lu	President of eMPIA Technology	63	2000
Lee-Lean Shu	President, Chief Executive Officer and Chairman of the Board of Directors of GSI Technology	64	1995
Arthur O. Whipple	President of ABBYY USA Software, Inc.	71	2007
Robert Yau	Vice President, Engineering and Secretary of GSI Technology	66	1995

Business Experience of Director Nominees

        Set forth below is a description of the business experience of each director nominee, including a discussion of the specific experience, qualifications, attributes and skills that led our Nominating and Governance Committee and our Board of Directors to conclude that those individuals should serve as directors.

        Jack A. Bradley has served as a member of our Board of Directors since March 2015. Mr. Bradley has been a partner in David Powell Financial Services, an advisor to early stage companies, since September 2014. From February 2006 through March 2013, Mr. Bradley served as Chief Executive Officer of Packet Design, Inc. ("PDI"), a venture capital-funded company that developed and marketed analytic management systems for data communications. From March 2001 to February 2006, Mr. Bradley served as Chief Financial Officer of Packet Design, LLC, a developer of networking infrastructure software that spun off several networking companies, including PDI. Prior to joining Packet Design, LLC, Mr. Bradley held senior operational and financial management positions with several networking and communications companies, including Cisco Systems, Inc. (General Manager of Video Internet Services Business Unit), Network Computing Devices, Inc. (Chief Financial Officer and Interim Chief Executive Officer), 3Com Corporation (Vice President and General Manager, International Division), and Bridge Communications, Inc. (Chief Financial Officer). Mr. Bradley holds a B.S. degree in Accounting from the University of San Francisco. Mr. Bradley brings over 30 years' experience in executive management positions with public and private companies engaged in the software, systems and semiconductor industries. In particular, his extensive experience in the networking and communications industries, including his operational experience with providing integrated hardware and software solutions to customers, enables him to provide advice and guidance as we develop our new in-place associative computing products.

        E. Thomas Hart has served as a member of our Board of Directors since March 2015. Mr. Hart currently serves as non-executive Chairman of the Board of QuickLogic Corporation, a Nasdaq-listed fabless semiconductor company that designs, markets and supports semiconductor and software algorithm solutions primarily for manufacturers of mobile, consumer and enterprise communication products. Mr. Hart previously served as QuickLogic's President and Chief Executive Officer from June 1994 to March 2009, its Chairman and Chief Executive Officer from March 2009 to January 2011 and its Executive Chairman from January 2011 to January 2014. Prior to joining QuickLogic, Mr. Hart held senior management positions in operations, engineering, sales and marketing with several semiconductor companies, including National Semiconductor Corporation and Motorola, Inc. Mr. Hart is a Board Leadership Fellow of the National Association of Corporate Directors. Mr. Hart is a retired Captain in the U.S. Navy, having served 37 years on active and reserve duty. Mr. Hart holds a B.S. degree in Electrical Engineering from the University of Washington. Mr. Hart's many years of executive leadership in the semiconductor industry, and particularly, his experience as chief executive officer and chairman of a Nasdaq-listed fabless semiconductor company, enable him to make valuable contributions as the Board guides GSI Technology.

        Haydn Hsieh has served as a member of our Board of Directors since August 2008. Mr. Hsieh has served as the Chief Strategy Officer of Wistron NeWeb Corp., a manufacturer of wireless communications products, since December 2017, its Chief Executive Officer from June 2000 through December 2017, its Vice Chairman from June 2000 through June 2014, and its Chairman since June 2014. From February 1981 through June 2000, Mr. Hsieh served in various management capacities at several divisions of Acer Group, a manufacturer of personal computers and related products, including President of the Mobile Computing Business Unit and Senior Vice President of Acer Inc. Mr. Hsieh holds a B.S. degree in Electrical Engineering from Tatung Institute of Technology and participated in the Executive Program at the Graduate School of Business Administration of National Chengchi University in Taiwan. Mr. Hsieh's broad management background provides relevant experience in a number of strategic and operational areas, including his management experience with the application and manufacturing of systems and modules, enables him to provide advice and guidance as we develop our new in-place associative computing products. Moreover, his management experience with, and service as an outside board member to, companies headquartered in Taiwan provides him with relevant insight into that country, where GSI Technology has significant operations, as well as a valuable perspective on global business operations.

        Ruey L. Lu has served as a member of our Board of Directors since October 2000. Mr. Lu is the President of eMPIA Technology Corp., a semiconductor solutions company, which he founded in January 2002. From March 1993 to December 2000, Mr. Lu served as President of ARK Logic, a storage device and software applications company, which he founded. From October 1989 to February 1993, Mr. Lu served as Director of Engineering in the Imaging Product Division of Western Digital Corporation, an information storage company. Mr. Lu holds a B.S. degree in Electrical Engineering from Taipei Institute of Technology and an M.S. degree in Electrical Engineering from the University of Missouri. Mr. Lu's experience as President of eMPIA Technology and in executive roles at ARK Logic and Western Digital has provided him with broad industry and executive experience, including the co-design of hardware and software platforms like our new in-place associative computing products. Moreover, his management experience with a company headquartered in Taiwan provides him with relevant insight into that country, where GSI Technology has significant operations, as well as a valuable perspective on global business operations.

        Lee-Lean Shu co-founded our company in March 1995 and has served as our President and Chief Executive Officer and as a member of our Board of Directors since our inception. In October 2000, Mr. Shu became Chairman of our Board. From January 1995 to March 1995, Mr. Shu was Director, SRAM Design at Sony Microelectronics Corporation, a semiconductor company and a subsidiary of Sony Corporation, and from July 1990 to January 1995, he was a design manager at Sony Microelectronics Corporation. Mr. Shu holds a B.S. degree in Electrical Engineering from Tatung Institute of Technology and an M.S. degree in Electrical Engineering from the University of California, Los Angeles. It is our policy that our Chief Executive Officer should serve on our Board. In addition, Mr. Shu's role as a co-founder of our company and his day-to-day involvement in the management of our business has provided him with extensive knowledge and understanding of GSI Technology and its industry. As Chief Executive Officer, he is in a unique position to provide our Board with insight and information related to our business and operations and to participate in the ongoing review of strategic issues.

        Arthur O. Whipple has served as a member of our Board of Directors since August 2007, and was appointed lead director in June 2010. Mr. Whipple has served as President of ABBYY USA Software, Inc., a wholly owned subsidiary of ABBYY PLC, a privately-held software developer headquartered in Cyprus, since August 2016 and served as the Executive Vice President of Global Services of ABBYY PLC, from January 2018 to March 2019. Mr. Whipple served as Chief Financial Officer of ABBYY USA Software House, Inc., from April 2015 through August 2016, initially in a consulting capacity and since June 2015 as an employee. From August 2014 to January 2015, Mr. Whipple was Director of Finance of Avago Technologies, a provider of analog, digital, mixed signal and optoelectronics components and subsystems. Mr. Whipple served as Chief Financial Officer of PLX Technology, Inc., a semiconductor device manufacturer, from February 2007 until its acquisition by Avago in August 2014. From March 2005 to February 2007, Mr. Whipple was employed by Silicon Storage Technology, Inc., a storage semiconductor manufacturer, where his last position was Vice President of Finance and Chief Financial Officer. From April 1998 to March 2005, Mr. Whipple was employed by QuickLogic Corporation, where he served in several management capacities, including Vice President of Finance and Chief Financial Officer, Vice President and General Manager, Logic Products, and Vice President, Business Development. In 2004 and 2005, Mr. Whipple also served as a financial consultant to Technovus, Inc., a privately-held fabless semiconductor manufacturer. Mr. Whipple holds a B.S. degree in Electrical Engineering from the University of Washington and an M.B.A. from Santa Clara University. Mr. Whipple's experience as a chief financial officer and in other finance roles has provided him with broad experience in finance including accounting, financial reporting and compliance with U.S. federal securities laws. He also brings strong leadership skills and knowledge of engineering and operations, gained through his years of financial and operational management at companies engaged in various segments of the semiconductor industry.

        Robert Yau co-founded our company in March 1995 and has served as our Vice President, Engineering and as a member of our Board of Directors since our inception. From December 1993 to February 1995, Mr. Yau was design manager for specialty memory devices at Sony Microelectronics Corporation. From 1990 to 1993, Mr. Yau was design manager at MOSEL/VITELIC, a semiconductor company. Mr. Yau holds a B.S. degree in Electrical Engineering from the University of Texas at Arlington and an M.S. degree in Electrical Engineering from the University of California, Berkeley. As a co-founder, our Vice President, Engineering, and an expert in SRAM technology, Mr. Yau is able to provide the Board with an understanding of our technology and our product development strategy as well as expert perspective on industry trends and opportunities.

 CORPORATE GOVERNANCE

Director Independence

        The Board of Directors has determined that, other than Lee-Lean Shu and Robert Yau, each of the members of the Board is an "independent director" for purposes of the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, as the term relates to membership on the Board and the various Board committees. There are no family relationships between any of our directors or executive officers.

Board of Directors Leadership Structure

        Lee-Lean Shu serves as both our Chief Executive Officer and the Chairman of our Board of Directors. The Board believes that combining the role of Chairman and Chief Executive Officer is appropriate in the case of Mr. Shu, given his role in founding GSI Technology and his significant ownership stake and also because Mr. Shu is the Board member who is most familiar with our business strategy and most knowledgeable regarding our industry. The Board also believes that the combined role of Chairman and Chief Executive Officer facilitates the flow of information between the Board and management, improves the Board's ability to focus on key policy and operational issues and helps the Board operate in the long-term interests of our stockholders.

        The Board has determined that, at any time the office of Chairman is filled by our Chief Executive Officer or another employee of GSI Technology, a non-employee director, recommended by the Nominating and Governance Committee, shall be designated to serve as lead director. Arthur O. Whipple currently serves in that position. The lead director serves as the principal liaison between the independent directors and the Chairman. In that capacity, the lead director presides over executive sessions of the independent directors, chairs Board meetings in the Chairman's absence, and collaborates with the Chairman on agendas, schedules and materials for Board meetings. The Board believes that this leadership structure provides the appropriate balance of management and non-management oversight. The Nominating and Corporate Governance Committee periodically evaluates our leadership structure to ensure that we maintain a structure that is beneficial to us and our stockholders, and will recommend any appropriate changes to the Board.

The Board of Directors' Role in Risk Oversight

        Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, operational risks, financial risks, competitive risks and reputational risks. Management is responsible for the day-to-day management of the risks that we face, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. In addition, the Board is responsible for matters relating to management and Board succession planning.

        While the full Board of Directors is charged with ultimate oversight responsibility for risk management, committees of the Board also have responsibilities with respect to various aspects of risk management oversight. In particular, the Audit Committee plays a significant role in monitoring and assessing our financial and operational risks. The Audit Committee is also responsible for establishing and administering our code of conduct and reviewing transactions between the Company and any related parties. The Compensation Committee monitors and assesses risks associated with our compensation policies and consults with management and the Board concerning the development of incentives that encourage a level of risk-taking consistent with our overall strategy, as further discussed under the heading "Compensation Discussion and Analysis." The Nominating and Governance Committee has oversight responsibility for corporate governance risks, including risks associated with director independence. Our executive management meets regularly to discuss our strategy and the risks that we face. Senior officers regularly attend Board meetings where they are available to address questions or concerns raised by the Board regarding risk management related matters.

Executive Sessions

        Non-management directors generally meet in executive session without the presence of management, including our Chief Executive Officer and our Vice President, Engineering, at each regularly scheduled meeting of the Board. Mr. Whipple, in his capacity as lead director, acts as the presiding director for these executive sessions.

Committees and Meeting Attendance

        The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board of Directors held five meetings during the fiscal year ended March 31, 2019. During fiscal 2019, no director attended fewer than 81% of the total number of meetings of the Board and all of the committees of the Board on which such director served that were held during that period.

        Our Nominating and Governance Committee, as part of its governance review, evaluates the composition of each of our Board committees to ensure that we maintain a structure that is beneficial to us and our stockholders, and recommends any appropriate changes to our Board of Directors.

        The following table sets forth the current members of each of our Board's standing committees as of the date of this proxy statement:

Committee Member	Audit	Compensation	Nominating and Governance
Jack A. Bradley	X		Chair
E. Thomas Hart		Chair	X
Haydn Hsieh	X	X
Ruey L. Lu		X	X
Arthur O. Whipple	Chair		X

  Audit Committee

        The members of the Audit Committee during fiscal 2019 were Messrs. Bradley, Hsieh and Whipple (Chair). The Audit Committee held nine meetings during fiscal 2019. Each of the members of the Audit Committee is independent for purposes of the Nasdaq Listing Rules as they apply to audit committee members. Messrs. Whipple and Bradley have been designated as "audit committee financial experts," as the term is defined in applicable SEC rules. The Audit Committee operates under a charter that is available on our website at www.gsitechnology.com. The functions of the Audit Committee include oversight, review and evaluation of our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

  Compensation Committee

        The members of the Compensation Committee during fiscal 2019 were Messrs. Hart (Chair), Hsieh and Lu. The Compensation Committee held six meetings during fiscal 2019. Each of the members of the Compensation Committee is independent for purposes of the Nasdaq Listing Rules. The Compensation Committee operates under a charter that is available on our website at

www.gsitechnology.com. The purpose of the Compensation Committee is to assist the Board of Directors in carrying out its responsibilities with respect to: (i) overseeing our compensation policies and practices; and (ii) reviewing and approving compensation and compensation procedures for our executive officers. The Compensation Committee's responsibilities include: periodically reviewing and advising the Board of Directors concerning overall compensation philosophy, policies and plans, including reviewing both regional and industry compensation practices and trends; identifying any peer group of companies to be used for comparison purposes; reviewing and approving all performance goals and objectives relevant to the compensation of all executive officers and assessing the achievement of such goals and objectives; determining and approving all compensation for our executive officers (including salary and incentive-based compensation and awards); making recommendations to the Board of Directors regarding the establishment and terms of incentive compensation plans, and administering such plans; and approving grants of options and other equity awards to all executive officers and other eligible individuals under our equity compensation plans. Other responsibilities of the Compensation Committee include: reviewing and approving compensation-related matters outside the ordinary course of business, including but not limited to employment contracts, change-in-control provisions, severance arrangements, and material amendments thereto; preparing an annual report on executive compensation, including a Compensation Discussion and Analysis, for inclusion in the proxy statement for our annual meeting of stockholders; monitoring and assessing risks associated with our compensation policies and consulting with management regarding such risks; and reporting to the Board of Directors on the Compensation Committee's activities on a regular basis. Regarding most compensation matters, including executive compensation, our management provides recommendations to the Compensation Committee. Additional information regarding the Compensation Committee and its activities is set forth under the heading "Executive Compensation" in this proxy statement.

  Nominating and Governance Committee

        The members of the Nominating and Governance Committee during fiscal 2019 were Messrs. Bradley (Chair), Hart, Lu and Whipple. The Nominating and Governance Committee held five meetings during fiscal 2019. Each of the members of the Nominating and Governance Committee is independent for purposes of the Nasdaq Listing Rules. The Nominating and Governance Committee operates under a charter that is available on our website at www.gsitechnology.com. The Nominating and Governance Committee identifies prospective Board candidates, recommends nominees for election to our Board of Directors, develops and recommends Board member selection criteria, considers committee member qualification, reviews and makes recommendations to the Board of Directors regarding Board and committee compensation, recommends corporate governance principles to the Board of Directors, and provides oversight in the evaluation of the Board of Directors and each committee.

Director Nominations

        The Nominating and Governance Committee is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election as directors. When considering the nomination of directors for election at an annual meeting, the Nominating and Governance Committee reviews the needs of the Board of Directors for various skills, background and experience. When reviewing potential nominees, including incumbents, the Nominating and Governance Committee considers the perceived needs of the Board of Directors, the candidate's relevant background, experience and skills and his or her expected contributions to the Board of Directors. The Nominating and Governance Committee also seeks appropriate input from the Chief Executive Officer and other executive officers in assessing the needs of the Board of Directors for relevant background, experience and skills of its members.

        The Nominating and Governance Committee's goal is to assemble a Board of Directors that brings to GSI Technology a diversity of experience at policy-making levels in business and technology, and in areas that are relevant to GSI Technology's global activities. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective outlook and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are, or have been, affiliated. Director candidates must have sufficient time available, in the judgment of the Nominating and Governance Committee, to perform all Board and committee responsibilities that will be expected of them. Members of the Board of Directors are expected to rigorously prepare for, attend and participate in all meetings of the Board of Directors and applicable committees. While we do not have a specific policy regarding diversity, when considering the nomination of directors, the Nominating and Governance Committee does consider the diversity of its directors and nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors. Other than the foregoing, there are no specific minimum criteria for director nominees, although the Nominating and Governance Committee believes that it is preferable that a majority of the Board of Directors meet the definition of "independent director" set forth in Nasdaq and SEC rules. The Nominating and Governance Committee also believes it appropriate for one or more key members of the Company's management, including the Chief Executive Officer, to serve on the Board of Directors.

        The Nominating and Governance Committee will consider candidates for director proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating and Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating and Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The nominating process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

        The Nominating and Governance Committee will also consider candidates for director recommended by a stockholder, provided that any such recommendation is sent in writing to the Board of Directors, c/o Corporate Secretary at the address noted below, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year's annual meeting of stockholders and contains the following information:

  •
  the candidate's name, age, contact information and present principal occupation or employment; and

  •
  a description of the candidate's qualifications, skills, background and business experience during at least the last five years, including his or her principal occupation and employment and the name and principal business of any company or other organization where the candidate has been employed or has served as a director.

The Nominating and Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

        In addition, stockholders may make direct nominations of directors for election at an annual meeting, provided the advance notice requirements set forth in our bylaws have been met. Under our bylaws, written notice of such nomination, including certain information and representations specified in the bylaws, must be delivered to our principal executive offices, addressed to the Corporate Secretary, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year's annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days from the date contemplated at the time of the previous year's proxy statement, such notice must be received not later than the close of business on the 10th day following the day on which the public announcement of the date of such meeting is first made.

Communications with Directors

        Stockholders may send any communications to the Board of Directors or any individual director at the following address. All communications received are reported to the Board or the individual directors:

Board of Directors (or name of individual director(s))
c/o Secretary
GSI TECHNOLOGY, INC.
1213 Elko Drive
Sunnyvale, California, 94089

        Our Secretary will forward all such communications to the Board of Directors, or the individual director or directors, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations, advertisements, or patently offensive or otherwise inappropriate material. Our Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within GSI Technology for review and possible response.

Evaluation of the Board of Directors and Committees

        Approximately once a year, the members of the Board of Directors and each Board committee hold a special meeting to conduct a confidential oral assessment of their performance and effectiveness. This process is coordinated by the lead director and the chair of the Nominating and Governance Committee. As part of the evaluation process, the Board and each Committee reviews its overall composition, including director tenure, board leadership structure, diversity and individual skill sets, to ensure it serves the best interests of stockholders and positions the Company for future success. After the evaluations, the Board and management work to improve upon any issues or focus points disclosed during the evaluation process.

Director Attendance at Annual Meetings

        We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors, taking into account the directors' schedules. Directors are encouraged to attend our annual meeting of stockholders, but the Board has not adopted a formal policy with respect to such attendance. Five of the seven directors then serving on the Board attended last year's annual meeting of stockholders.

Code of Business Conduct and Ethics; Corporate Governance Guidelines

        We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Board of Directors, upon the recommendation of the Nominating and Governance Committee, has also adopted a series of Corporate Governance Guidelines. The Code of Business Conduct and Ethics and Corporate Governance Guidelines are available on our website at www.gsitechnology.com. If we make any substantive amendments to the Code of Business Conduct and Ethics, or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq Listing Rules or applicable law.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee are or have been an officer or employee of GSI Technology. During fiscal 2019, no member of the Compensation Committee had any relationship with GSI Technology requiring disclosure under Item 404 of Regulation S-K. During fiscal 2019, none of GSI Technology's executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on GSI Technology's Compensation Committee or Board of Directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors of GSI Technology has selected BDO USA, LLP as its independent registered public accounting firm to audit the consolidated financial statements of GSI Technology for the fiscal year ending March 31, 2020. BDO USA, LLP has acted in such capacity since its appointment in September 2017. A representative of BDO USA, LLP is expected to be present at the 2019 Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. At the 2019 Annual Meeting, the shareholders are being asked to ratify the selection of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2020.

        Prior to hiring BDO USA, LLP, the Company's independent registered public accounting firm was PricewaterhouseCoopers LLP. On September 12, 2017, the Company, with the approval of the Audit Committee of the Company's Board of Directors, dismissed PricewaterhouseCoopers LLP as its principal accountant and appointed BDO USA, LLP as the Company's new independent registered public accounting firm for its fiscal year ending March 31, 2018. The decision to change the Company's independent registered public accounting firm was the result of a comprehensive, competitive process conducted by the Audit Committee to select an independent registered public accounting firm. PricewaterhouseCoopers LLP's dismissal as the Company's independent registered public accounting firm was effective as of September 12, 2017. The reports of PricewaterhouseCoopers LLP on the Company's consolidated financial statements for the fiscal years ended March 31, 2017 and March 31, 2016 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        In connection with the audit of the Company's consolidated financial statements for the fiscal year ended March 31, 2017, and in the subsequent interim period through September 12, 2017, there were no disagreements with PricewaterhouseCoopers LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to PricewaterhouseCoopers LLP's satisfaction, would have caused PricewaterhouseCoopers LLP to make reference to the matter in its report.

        During the fiscal year ended March 31, 2017, and the subsequent interim period from April 1, 2017 through the date of BDO USA, LLP's engagement, the Company has not, nor has anyone acting on its behalf, consulted with BDO USA, LLP regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company's financial statements.

        The following table sets forth the aggregate fees billed to GSI Technology for the fiscal year ended March 31, 2019 and March 31, 2018 by BDO USA, LLP:

	Fiscal 2019	Fiscal 2018
Audit fees(1)	$558,693	$574,087
Tax fees(2)	24,260	5,000

Total fees	$582,953	$579,087

(1)
Audit fees consist of fees for professional services rendered for the integrated audit of GSI Technology's annual consolidated financial statements and internal control framework, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings.

(2)
Tax fees consist of fees for consultation on various tax matters and compliance with federal and state income tax filing requirements.

        The Audit Committee has determined that all services performed by BDO USA are compatible with maintaining the independence of BDO USA, LLP. The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval.

Vote Required and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of a majority of the shares present in person or by proxy and voting on the matter. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

        The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees GSI Technology's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the design and maintenance of our internal control systems. Our independent registered public accounting firm, BDO USA, LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles and the effectiveness of our internal control over financial reporting. BDO USA, LLP has served as our independent registered public accounting firm since its appointment in September 2017.

        The Audit Committee currently consists of three directors, two of which have been designated as "audit committee financial experts." Each member of the Committee, in the judgment of the Board of Directors, is an "independent director" as defined in the Nasdaq Listing Rules. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The charter provides, among other things, that the Audit Committee is to review the qualifications, independence and performance, and approve the terms of engagement, including the fees payable, for our independent auditor, review the performance of our internal audit function and oversee the preparation of any reports required of the Audit Committee under rules of the Securities and Exchange Commission. A copy of this charter is available on our website at www.gsitechnology.com.

        The Audit Committee has reviewed and discussed with management GSI Technology's audited financial statements and the results of management's assessment of the effectiveness of GSI Technology's internal control over financial reporting as of March 31, 2019. The Audit Committee has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has met with BDO USA, LLP, with and without management present, to discuss the overall scope of BDO's audit, the results of its examinations, and the overall quality of GSI Technology's financial reporting and internal control over financial reporting.

        The Audit Committee has received from our independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and GSI Technology that might bear on the independent registered public accounting firm's independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to the independent registered public accounting firm's independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that GSI Technology's audited financial statements be included in GSI Technology's Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

THE AUDIT COMMITTEE
Arthur O. Whipple (Chair) Jack A. Bradley Haydn Hsieh

        The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of GSI Technology under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that GSI Technology specifically incorporates such information by reference.

 PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

Background

        In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, we provide our stockholders the opportunity to cast an advisory (non-binding) vote on executive compensation, commonly referred to as a "Say-on-Pay" vote. At our 2017 Annual Meeting of Stockholders, our stockholders voted in favor of holding future "Say-on-Pay" votes on an annual basis. The Board subsequently determined that such advisory votes shall be held annually at the annual meeting of stockholders. The vote is advisory, which means that it is not binding on the Board of Directors, the Compensation Committee or GSI Technology in any way. However, the Compensation Committee will review the outcome of the vote and take it into consideration when considering future executive compensation policies and decisions.

        At our 2016, 2017 and 2018 annual meetings, 91%, 99% and 99%, respectively, of the votes cast were voted in favor of the Company's executive compensation program for the previous fiscal year. Partially as a result of this positive stockholder feedback, our Compensation Committee has adopted compensation packages having similar basic structures in subsequent years.

        As described in our Compensation Discussion and Analysis included elsewhere in this proxy statement, we seek to closely align the interests of our executive officers with the interests of our stockholders, and attract and retain superior executive talent. Our compensation programs are designed to reward our executive officers for the achievement of our short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while avoiding the encouragement of unnecessary or excessive risk-taking. Please read the Compensation Discussion and Analysis section for a more detailed discussion of our compensation philosophy and our executive compensation program.

        The advisory vote on executive compensation solicited by this proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated executive officers, who are collectively referred to as our "named executive officers," which is disclosed and discussed elsewhere in this proxy statement. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions.

        Stockholders will be asked at the annual meeting to approve the following resolution pursuant to this Proposal No. 3:

  "RESOLVED, that the stockholders of GSI Technology, Inc. approve, on an advisory basis, the compensation of the Company's named executive officers for the fiscal year ended March 31, 2019, as disclosed pursuant to Item 402 of Regulation S-K in the Company's definitive proxy statement for the 2019 Annual Meeting of Stockholders."

Vote Required and Board of Directors Recommendation

        Approval of this resolution requires the affirmative vote of a majority of the shares present in person or by proxy and voting on the matter. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the vote.

        The Board of Directors unanimously recommends a vote "FOR" approval of the foregoing resolution.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Overview

        This Compensation Discussion and Analysis explains our philosophy and objectives with respect to the compensation of our executive officers and our compensation-setting process and provides more detailed information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer, and our other three most highly-compensated executive officers, determined as of March 31, 2019. We refer to these individuals as our "named executive officers." This discussion focuses on the information contained in the tables and related footnotes and narrative included below, primarily for our 2019 fiscal year.

  Philosophy and Objectives

        Our fundamental compensation philosophy is to align the compensation of our senior management with our annual and long-term business objectives, performance against those objectives and creation of stockholder value, as well as to offer compensation that will enable us to attract, retain, and appropriately reward executive officers whose contributions are necessary for our long-term success. We seek to reward our executive officers' contributions to achieving revenue growth, increasing operating profits and controlling costs. We operate in a very competitive environment for executive talent, and it is our belief that our compensation packages should be competitive when compared to our peers and should also be aligned with our stockholders' interests.

        The Compensation Committee of the Board of Directors oversees the design and administration of our executive compensation program. The principal elements of the program are base salary, variable incentive cash compensation programs, long-term equity-based incentive compensation and broad-based benefits programs. The policy of the Compensation Committee is that the total compensation of the executive officers should generally be comparable to the median compensation paid by the Company's peer companies to officers performing comparable functions. However, it has not been the Compensation Committee's policy to adopt a rigid formula or benchmark system related to peer company compensation practices.

  Compensation-Setting Process

        Generally, the Compensation Committee reviews the compensation of our executive officers in the early part of each fiscal year and takes action at that time to set base salaries and variable compensation for the current year. In setting our executive officers' total compensation, the Compensation Committee considers individual and company performance, as well as compensation surveys and other market information regarding compensation paid by comparable companies, including our industry peers. The Compensation Committee considers the grant of equity awards to all of our executive and non-executive officers at the same time, once a year, usually in July or August.

        In its annual review of compensation for GSI Technology's executive officers, the Compensation Committee has considered compensation data and analyses assembled and prepared by the Committee and our Human Resources staff. The Chief Executive Officer provides the Compensation Committee with a review of each of the other executive officer's individual performance and contributions over the past year and makes recommendations regarding their compensation, which the Compensation Committee considers. In making compensation decisions, our Chief Executive Officer and our Compensation Committee have considered the Company's financial performance as well as the experience level and contributions of the individual executive officer, the role and responsibilities of the executive officer and market factors.

        The Compensation Committee has the authority to engage its own consultants and advisors to assist it in carrying out its responsibilities. In February 2013, the Compensation Committee determined that it would periodically retain compensation consultants in connection with its annual review of executive officer compensation and, in accordance with such policy, engaged the services of Compensia, Inc. ("Compensia"), an independent national compensation consulting firm, to assist it in connection with its annual review and determination of executive officer compensation for fiscal 2014, 2016, 2018 and 2020. The Compensation Committee assessed the independence of Compensia pursuant to applicable SEC rules and concluded that no conflicts of interest existed that would affect Compensia's independence in providing services and advice to the Compensation Committee. The Compensation Committee did not retain the services of compensation consultants in connection with its annual review and determination of executive officer compensation for fiscal 2015, 2017 or 2019.

        At our annual meetings of stockholders, we provide our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers for the previous fiscal year, as disclosed in the proxy statement for the meeting (commonly referred to as a "Say-on-Pay" vote). These stockholder advisory votes are held after the Compensation Committee has determined the compensation to be paid to our executive officers for the fiscal year in question. Accordingly, the Compensation Committee cannot take such results into account in determining executive compensation for that year. However, in its annual review of executive compensation, the Compensation Committee considers, among other things, the results of the stockholder Say-on-Pay vote for previous years.

  Components of Compensation

        In order to align executive compensation with our compensation philosophy, our executive compensation package contains three principal components: (i) base salary, (ii) variable cash compensation and (iii) long-term stock-based incentive awards. Each component of our executive compensation program is designed to reward a different aspect of performance. The base salaries of our executive officers are initially set based on negotiation with the individual officers at the time of their recruitment. Once set, these base salaries are subject to annual review. Our variable cash compensation plans are intended to motivate and reward performance over the current fiscal year. Our equity award program is designed to provide long-term retention incentives through the use of options subject to time-based vesting. We also provide our executive officers a variety of benefits that are available generally to all salaried employees. The basic elements of our executive compensation package are generally the same among our named executive officers.

  Fiscal 2019 Base Salary

        The base salaries of our executive officers are initially negotiated with the individual executive officer at the time of his or her recruitment or promotion and with reference to their experience, expected contribution, geographical location and market factors. Historically, the base salaries of our executive officers generally have been adjusted concurrently with our annual company-wide compensation review.

        During the first quarter of fiscal 2019, the Compensation Committee conducted its annual review of executive compensation. In connection with its fiscal 2019 review, the Compensation Committee, with the assistance of our Chief Financial Officer, compiled data on the same group of peer companies identified with the assistance of Compensia in connection with the fiscal 2018 review, with the exception of two companies that were no longer public reporting companies (the "Fiscal 2019 Peer

Companies"). The Fiscal 2019 Peer Companies include industry peers and similarly-sized companies in our broader industry group. The Fiscal 2019 Peer Companies were as follows:

Adesto Technologies Corp.	Emcore Corporation	Kopin Corporation
Amtech Systems, Inc.	Immersion Corporation	Pixelworks, Inc.
AXT, Inc.	Intermolecular, Inc.	Quantenna Communications
CEVA, Inc.	inTEST Corporation	QuickLogic Corporation
DSP Group, Inc.

        In its annual review of executive compensation for fiscal 2019, the Compensation Committee took into account its general compensation philosophy and objectives, as described above, and various other considerations, including:

  •
  available compensation data for the Fiscal 2019 Peer Companies and other analyses prepared by our Chief Financial Officer, which included updating data from Compensia's fiscal 2018 report;

  •
  the Company's financial performance during fiscal 2018, including declines in net revenues from the prior year and continuing net losses due primarily to a particularly challenging market for its products;

  •
  the current outlook for the Company's fiscal 2019 financial performance;

  •
  management's recommendation that, in light of the Company's fiscal 2018 financial performance, increases in officers' base salaries should be limited to the percentage increases recently granted to the Company's non-officer employees, which averaged approximately three percent over fiscal 2018 levels; and

  •
  specific contributions of individual officers.

        The Committee also noted that, by positive votes at the last three annual meetings of stockholders, our stockholders had approved the compensation of our named executive officers. Partially in recognition of this positive stockholder feedback, the Committee adopted a compensation package for fiscal 2019 having the same basic structure as the compensation packages that had been adopted for previous years.

        On the basis of its review, on May 1, 2018, the Compensation Committee concluded that executive officer base salaries should be increased at the same rate as the salaries of the Company's non-officer employees and approved increases in the base salaries of our executive officers, effective April 1, 2018, by 3% over fiscal 2018 base salaries. The fiscal 2019 base salaries of the named executive officers were as follows:

Name	Title	Fiscal 2019 Base Salary	Percentage Increase over Fiscal 2018 Base Salary
Lee-Lean Shu	President and Chief Executive Officer	$419,333	3%
Douglas M. Schirle	Chief Financial Officer	$297,663	3%
Didier Lasserre	Vice President, Sales	$313,313	3%
Robert Yau	Vice President, Engineering	$283,040	3%
Ping Wu	Vice President, U.S. Operations	$267,041	3%

  2019 Variable Compensation Plan

        Under our compensation policy, a significant component of each executive officer's potential annual compensation takes the form of a performance-based cash bonus. On May 29, 2018, the Compensation Committee adopted the 2019 Variable Compensation Plan, which was similar in structure to previous variable compensation plans for the Company's executive officers. The 2019 Variable Compensation Plan was designed to encourage performance and retention of eligible employees by providing cash bonus awards based on our financial performance, achievement of specified Rad Hard net revenue and our success in completing specified milestones in the development of our new in-place associative computing products during the fiscal year ended March 31, 2019. Each of our executive officers was eligible to participate in the 2019 Plan. Certain non-executive officers were also eligible to participate.

        Under the 2019 Variable Compensation Plan, each participant had a designated target bonus, which was set at the same level as their target bonus under the 2018 Variable Compensation Plan. The target bonus for Lee-Lean Shu, our President, Chief Executive Officer and Chairman, was $250,000, and the target bonus for each of our other executive officers was $125,000. If the target financial goals were exceeded, actual bonus awards payable to participants in the 2019 Variable Compensation Plan could have been up to two times their target bonuses. There was no threshold or minimum amount payable under the 2019 Variable Compensation Plan. The Compensation Committee considered the critical role of Mr. Shu, our President and Chief Executive Officer, in our long-term success when determining his target bonus amount. The use of the same target bonus amount for each of our other named executive officers reflected the Compensation Committee's desire to encourage a team approach by treating our executive officers equally with respect to bonus opportunities. The actual bonus awards were computed on the basis of our fiscal 2019 operating results, the achievement of specified Rad Hard net revenue and the completion of specified milestones in the development of our new in-place associative computing products, with 15% of each award based on the achievement of targeted net revenues, 25% based on the achievement of targeted operating income, as adjusted to exclude certain specified categories of expenses, 20% based on achievement of meeting specified Rad Hard net revenues and 40% based on the completion of the development milestones. The percentage allocation between these four targets reflected a balance between the Compensation Committee's desire to make the target bonus achievable given the comparatively greater ability of our executive officers to increase revenues, while still focusing the attention of our executive officers on our profitability, which it believes to be the more important factor in improving stockholder value, and the importance of completing our new in-place associative computing products on time or ahead of schedule.

        For fiscal 2019, our net revenues were 112.2% of the 2019 Variable Compensation Plan target, our adjusted operating income exceeded the maximum required to earn 200% of the operating income portion of the 2019 Variable Compensation Plan bonus award, our Rad Hard shipments were below the minimum required to earn the Rad Hard portion of the 2019 Variable Compensation Plan bonus award and the development milestones achieved were 200% of the 2019 Variable Compensation Plan target. Net revenues exceeded the plan targets due to strong sales of our SigmaQuad products primarily in the networking and telecommunications market, including strong sales to our largest customer. Adjusted operating income reflected changes in the mix of products sold and the customers that purchased our products, as we sold more higher density, higher average selling price products in fiscal 2019 compared to the prior fiscal year.

        Based on these operating results, the lack of achievement of the Rad Hard net revenue target, and the achievement of development milestones, bonuses earned under the 2019 Variable Compensation Plan were 160.9% of the net revenue target bonus, 200% of the adjusted operating income target bonus, 0% of the Rad Hard target bonus and 200% of the development milestones target. Original target bonus amounts for each of the named executive officers under the 2019 Variable Compensation

Plan and the bonuses actually earned under the plan for their services during fiscal 2019 were as follows:

Name	Fiscal 2019 Target Bonus	Fiscal 2019 Bonus Earned
Lee-Lean Shu	$250,000	$385,334
Douglas M. Schirle	$125,000	$192,667
Didier Lasserre	$125,000	$192,667
Robert Yau	$125,000	$192,667
Ping Wu	$125,000	$192,667

        Bonus awards paid under the 2019 Plan are subject to vesting based on the participant's continued employment with the Company, with 60% becoming vested and payable on the last business day in April 2019 and 20% becoming vested and payable on the last business day in April of each of the succeeding two years.

  Total Fiscal 2019 Cash Compensation

        The total cash compensation of each of our named executive officers for fiscal 2019 was:

Name	Principal Position	Fiscal 2019 Base Salary	Fiscal 2019 Total Cash Compensation Earned
Lee-Lean Shu	President and Chief Executive Officer	$419,333	$804,667	(1)
Douglas M. Schirle	Chief Financial Officer	$297,663	$490,330	(2)
Didier Lasserre	Vice President, Sales	$313,313	$511,380	(3)
Robert Yau	Vice President, Engineering	$283,040	$475,707	(2)
Ping Wu	Vice President, U.S. Operations	$267,041	$459,708	(2)

(1)
Includes incentive compensation of $385,334 earned under the 2019 Variable Compensation Plan.

(2)
Includes incentive compensation of $192,667 earned under the 2019 Variable Compensation Plan.

(3)
Includes incentive compensation of $192,667 earned under the 2019 Variable Compensation Plan and an annual car allowance of $5,400.

  Long-Term Incentive Compensation

        We utilize stock option awards as a primary component of compensation for our executive officers, with the objective of strengthening the mutuality of interests between the executive officers and our stockholders. These grants are designed to provide each executive with a significant incentive to manage from the perspective of an owner with an equity stake in our company. All stock options granted to our employees, including named executive officers, and to our directors have exercise prices equal to the fair market value of our common stock on the grant date. Our policies and procedures for the grant of stock-based awards provide that all options and other stock-based awards are generally to be granted by the Compensation Committee and, except in special circumstances, all grants are to be made at regular quarterly meetings of the Compensation Committee. Accordingly, option grants to new employees hired since the previous quarterly meeting and annual grants to continuing employees with anniversary dates subsequent to the previous meeting are made each quarter. The effective date of each quarterly grant is the later of the second trading day following the public announcement of our financial results for the preceding quarter or the date of the meeting at which the grant is approved.

        The Compensation Committee considers the grant of equity awards to all of our executive and non-executive officers at the same time, once a year, usually in July or August. During fiscal 2019, the

Compensation Committee approved grants to our named executive officers of options to purchase the following number of shares of our common stock:

Name	Shares
Lee-Lean Shu	100,000
Douglas M. Schirle	40,000
Didier Lasserre	40,000
Robert Yau	40,000
Ping Wu	30,000

        Unlike options granted to our non-officer employees, which vest in four annual installments, options granted to our executive and non-executive officers vest in their entirety four years after the anniversary date of the officer's commencement of employment that is closest to the date of grant, subject to the officer's continued service. Each of these option grants provides a return to the officer only if he remains employed by us during the respective vesting period, and then only if the market price of the shares appreciates over the option term. The Compensation Committee believes the four-year vesting schedule deters risk taking and further focuses management on building long-term stockholder value. The value of the shares subject to the fiscal 2019 option grants to executive officers are reflected in the "Summary Compensation Table" below, and further information about these grants is contained in the "Fiscal 2019 Grants of Plan-Based Awards" table below.

  Executive Retention and Severance Plan

        On September 30, 2014, the Compensation Committee adopted the Executive Retention and Severance Plan (the "Retention Plan") and on August 29, 2017 extended the term of the Plan by an additional three years such that the Retention Plan will expire on September 30, 2020. The purpose of the Retention Plan is to mitigate some of the risk that exists for executives working in an environment where GSI Technology could be acquired or the subject of another transaction that would result in a change in its control. The severance benefits provided by the Retention Plan are intended to encourage the continued dedication of our executive officers and key employees during a period of unrest, notwithstanding a possible change in control. The change in control arrangements are also intended to mitigate potential disincentives to the consideration of a transaction that would result in a change in control, particularly where the services of the participants may not be required by a potential acquirer.

        The Retention Plan and amounts potentially payable thereunder are described in more detail below under "Potential Payments Upon Change of Control."

  Inter-Relationship of Components of Compensation Packages

        The Compensation Committee has adopted a policy that the aggregate compensation of our executive officers (composed of base compensation, variable cash compensation and equity awards) should approximate the median aggregate compensation paid by our peer companies to officers performing comparable functions. Except for this policy, the various components of our executive officers' compensation generally are not inter-related. Adjustments to our executive officers' base compensation are primarily based on our financial performance, our annual company-wide compensation survey and review of peer company compensation levels. As we have relied on long-term equity incentives for a portion of our total compensation package, option grants for our executive officers are generally considered each year. If the value of options that are granted in one year is reduced due to a reduction in the value of the underlying common stock, the size of the option grants for the next year are not affected. Similarly, if the value of previously granted options increases significantly, the amount of compensation to be awarded for the next year is not affected. While the Compensation Committee has discretion to make exceptions to existing compensation arrangements, it has not approved any exceptions to such arrangements with regard to any named executive officers.

  Other Benefits

        Our executive officers are eligible to participate in all of our employee benefit plans, such as our medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our simplified employee pension plan, in each case on the same basis as our other employees. Aside from a $5,400 car allowance provided to Mr. Lasserre, there were no special benefits or perquisites provided to any named executive officer in fiscal 2019.

  Accounting for Executive Compensation

        We account for equity compensation paid to our employees under authorization guidance for stock based compensation which requires us to measure and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

  Tax Considerations

        We intend to consider the impact of Section 162(m) of the Internal Revenue Code in determining the mix of elements of future executive compensation. This section limits the deductibility of non-performance based compensation paid to each of our named executive officers (other than our Chief Financial Officer) to $1 million annually. The stock options granted to our executive officers have been intended to qualify as performance-based compensation exempt from the limitation on deductibility. As a result of changes in December 2017 to federal tax laws, we expect that stock options granted or other compensation provided under arrangements entered into or materially modified after November 2, 2017 generally will not be deductible to the extent they result in compensation to certain executive officers that exceeds $1 million in any one year for any such officer. Due to uncertainties as to the application and interpretation of Section 162(m), including the scope of the transition relief under the legislation repealing the exemption the Section 162(m) deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption in fact will do so. Salaries and bonuses do not qualify as performance-based compensation for purposes of Section 162(m).

  Other Compensation-Related Policies

        Our insider trading policy applies to shares of our common stock held by our directors, officers and other employees, including shares issued pursuant to equity-based awards. The policy prohibits our directors, executive officers and other employees from, among other things:

  •
  engaging in short sales of our stock;

  •
  engaging in transactions in derivative securities involving our stock;

  •
  hedging their ownership position in our stock; and

  •
  holding our stock in a margin account or pledging our stock as collateral for a loan.

Compensation Committee Report

        We, the Compensation Committee of the Board of Directors of GSI Technology, Inc., have reviewed the Compensation Discussion and Analysis contained in this proxy statement and discussed it with management. Based on such review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in GSI Technology, Inc.'s Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

THE COMPENSATION COMMITTEE
E. Thomas Hart (Chair) Haydn Hsieh Ruey L. Lu

Summary Compensation Table

        The following table sets forth information concerning the compensation earned during the fiscal years ended March 31, 2019, 2018 and 2017 by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly-compensated executive officers, determined as of March 31, 2019:

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Lee-Lean Shu	2019	419,333	241,830	385,334	(2)	—		1,046,497
President and Chief	2018	407,119	252,780	37,938	(3)	—		697,837
Executive Officer	2017	395,261	157,340	361,521	(4)	—		914,122
Douglas M. Schirle	2019	297,663	96,732	192,667	(5)	—		587,062
Chief Financial Officer	2018	288,993	101,112	18,969	(6)	—		409,074
	2017	280,576	62,936	180,761	(7)	—		524,273
Didier Lasserre	2019	313,313	96,732	192,667	(5)	5,400	(8)	608,112
Vice President, Sales	2018	304,187	75,834	18,969	(6)	5,400	(8)	404,390
	2017	295,327	47,202	180,761	(7)	5,400	(8)	528,690
Robert Yau	2019	283,040	96,732	192,667	(5)	—		572,439
Vice President, Engineering	2018	274,796	101,112	18,969	(6)	—		394,877
	2017	266,792	62,936	180,761	(7)	—		510,489
Ping Wu	2019	267,041	72,549	192,667	(5)	—		532,257
Vice President, US Operations	2018	259,263	75,834	18,969	(6)	—		354,066
	2017	251,711	47,202	180,761	(7)	—		479,674

(1)
As required by SEC rules, amounts shown in the column entitled "Option Awards" present the aggregate grant date fair value of option grants made each year computed in accordance with authoritative guidance. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the option award. The assumptions used with respect to the valuation of option grants are set forth in Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019. Under generally accepted accounting principles, compensation expense with respect to option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards.

(2)
Earned under the 2019 Variable Compensation Plan, of which $231,200 was paid in May 2019 and $77,067 will be vested and payable on the last day of April 2020 and April 2021.

(3)
Earned under the 2018 Variable Compensation Plan, of which $22,762 was paid in May 2018, $7,588 was paid in May 2019 and $7,588 will be vested and payable on the last day of April 2020.

(4)
Earned under the 2017 Variable Compensation Plan, of which $216,913 was paid in May 2017, $72,304 was paid in May 2018 and $72,304 was paid in May 2019.

(5)
Earned under the 2019 Variable Compensation Plan, of which $115,601 was paid in May 2019 and $38,533 will be vested and payable on the last day of April 2020 and April 2021.

(6)
Earned under the 2018 Variable Compensation Plan, of which $11,381 was paid in May 2018, $3,794 was paid in May 2019 and $3,794 will be vested and payable on the last day of April 2020.

(7)
Earned under the 2017 Variable Compensation Plan, of which $108,457 was paid in May 2017, $36,152 was paid in May 2018 and $36,152 was paid in May 2019.

(8)
Represents Mr. Lasserre's car allowance of $5,400.

Grants of Plan-Based Awards

        The following table sets forth certain information with respect to plan-based awards granted during the fiscal year ended March 31, 2019 to our named executive officers:

					All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards ($)
								Grant Date Fair Value of Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Lee-Lean Shu	7/30/18	—	250,000	500,000	100,000	(3)	6.70	241,830
Douglas M. Schirle	7/30/18	—	125,000	250,000	40,000	(4)	6.70	96,732
Didier Lasserre	7/30/18	—	125,000	250,000	40,000	(5)	6.70	96,732
Robert Yau	7/30/18	—	125,000	250,000	40,000	(6)	6.70	96,732
Ping Wu	7/30/18	—	125,000	250,000	30,000	(7)	6.70	72,549

(1)
Represents the range of potential cash bonuses payable under the 2019 Variable Compensation Plan, as more fully described above under "Compensation Discussion and Analysis—2019 Variable Compensation Plan." There was no threshold or minimum amount payable under the Plan.

(2)
Reflects the grant date fair value of each equity award in accordance with authoritative guidance. The assumptions used in the calculation of this amount are included in Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2019.

(3)
Option granted pursuant to the 2016 Equity Incentive Plan. This option vests 100% on April 13, 2022.

(4)
Option granted pursuant to the 2016 Equity Incentive Plan. This option vests 100% on June 3, 2022.

(5)
Option granted pursuant to the 2016 Equity Incentive Plan. This option vests 100% on May 3, 2022.

(6)
Option granted pursuant to the 2016 Equity Incentive Plan. This option vests 100% on April 13, 2022.

(7)
Option granted pursuant to the 2016 Equity Incentive Plan. This option vests 100% on June 5, 2022.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of March 31, 2019:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Lee-Lean Shu	100,000	—		3.43	6/4/19	(17)
	100,000	—		6.00	5/10/20
	100,000	—		6.54	5/9/21
	100,000	—		4.17	5/7/22
	100,000	—		5.76	5/6/23
	25,000	—		6.86	7/29/23
	100,000	—		5.23	8/11/24
	—	100,000	(1)	4.98	8/3/25
	—	100,000	(2)	4.99	8/1/26
	—	100,000	(3)	7.26	7/31/27
	—	100,000	(4)	6.70	7/30/28
Douglas Schirle	2,625	—		4.00	8/3/19
	40,000	—		7.00	8/2/20
	40,000	—		6.28	8/1/21
	40,000	—		4.81	7/30/22
	40,000	—		6.86	7/29/23
	40,000	—		5.23	8/11/24
	—	40,000	(5)	4.98	8/3/25
	—	40,000	(6)	4.99	8/1/26
	—	40,000	(7)	7.26	7/31/27
	—	40,000	(8)	6.70	7/30/28
Didier Lasserre	20,625	—		4.43	2/8/20
	30,000	—		9.20	1/31/21
	30,000	—		4.92	1/30/22
	30,000	—		6.45	2/4/23
	15,000	—		6.86	7/29/23
	30,000	—		5.23	8/11/24
	—	30,000	(9)	4.98	8/3/25
	—	30,000	(10)	4.99	8/1/26
	—	30,000	(11)	7.26	7/31/27
	—	40,000	(12)	6.70	7/30/28
Robert Yau	10,625	—		3.38	5/11/19	(18)
	40,000	—		6.00	5/10/20
	40,000	—		6.54	5/9/21
	40,000	—		4.17	5/7/22
	40,000	—		5.76	5/6/23
	10,000	—		6.86	7/29/23
	40,000	—		5.23	8/11/24
	—	40,000	(1)	4.98	8/3/25
	—	40,000	(2)	4.99	8/1/26
	—	40,000	(3)	7.26	7/31/27
	—	40,000	(4)	6.70	7/30/28

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Ping Wu	20,625	—		3.43	11/2/19
	30,000	—		6.82	11/1/20
	30,000	—		4.90	10/31/21
	30,000	—		5.59	10/31/22
	22,500	—		6.86	7/29/23
	30,000	—		5.23	8/11/24
	—	30,000	(13)	4.98	8/3/25
	—	30,000	(14)	4.99	8/1/26
	—	30,000	(15)	7.26	7/31/27
		30,000	(16)	6.70	7/30/28

(1)
Option vested 100% on April 13, 2019.

(2)
Option vests 100% on April 13, 2020.

(3)
Option vests 100% on April 13, 2021.

(4)
Option vests 100% on April 13, 2022.

(5)
Option vested 100% on June 3, 2019.

(6)
Option vests 100% on June 3, 2020.

(7)
Option vests 100% on June 3, 2021.

(8)
Option vests 100% on June 3, 2022.

(9)
Option vested 100% on May 3, 2019.

(10)
Option vests 100% on May 3, 2020.

(11)
Option vests 100% on May 3, 2021.

(12)
Option vests 100% on May 3, 2022.

(13)
Option vested 100% on June 5, 2019.

(14)
Option vests 100% on June 5, 2020.

(15)
Option vests 100% on June 5, 2021.

(16)
Option vests 100% on June 5, 2022.

(17)
Option was exercised by Mr. Shu on May 14, 2019.

(18)
Option was exercised by Mr. Yau on May 3, 2019.

Option Exercises and Stock Vested During Last Fiscal Year

        The following table sets forth information regarding options exercised by our named executive officers during the fiscal year ended March 31, 2019.

Fiscal 2019 Option Exercises

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Lee-Lean Shu	100,000	330,000
Douglas Schirle	28,625	102,245
Didier Lasserre	20,625	108,061
Robert Yau	10,000	48,160
Ping Wu	20,625	73,838

(1)
The value realized on exercise represents the difference between the exercise price and the sale price of the shares on the date of exercise, if the shares were sold, or the difference between the exercise price and the closing price on the day of exercise for shares exercised and held.

        We have not made any direct grants of stock awards to any of our employees. Accordingly, there was no vesting of restricted stock held by any named executive officers during the fiscal year ended March 31, 2019.

Potential Payments Upon Change of Control

        Our executive officers, including our named executive officers, are eligible to participate in our Executive Retention and Severance Plan (the "Retention Plan"). Participants in the Retention Plan are entitled to receive severance benefits upon an "involuntary termination" of their employment other than for "cause" or a voluntary termination for "good reason" during a period beginning two months prior to and ending two years following a "change in control," as such terms are defined in the Retention Plan.

        Benefits payable under the Retention Plan consist of the following (in addition to all other compensation and benefits accrued at the time of the participant's termination):

  •
  A lump sum cash payment equal to: (i) the greater of 18 months of base salary or one month's salary for each full or partial year of service for the Chief Executive Officer; (ii) the greater of 12 months of base salary or one month's salary for each full or partial year of service for other executive officers; and (iii) 12 months of base salary or such lesser amount as the Compensation Committee may specify for other participants;

  •
  a lump sum cash payment of all bonuses earned by the participant in prior fiscal years but not vested and payable at the time of termination;

  •
  a lump sum cash payment of the pro rata portion of the participant's bonus or anticipated bonus for the fiscal year in which the termination occurs (calculated as provided in the Plan) and 150% of such amount in the case of the Chief Executive Officer;

  •
  Medical, dental, vision and life insurance benefits for the same period covered by the participant's base salary benefit; and

  •
  100% acceleration of the participant's equity awards assumed by an acquirer in connection with a change in control, effective upon termination (100% acceleration effective upon the change in control for awards not assumed).

        Benefits under the Retention Plan are subject to withholding of applicable income and employment taxes. Participants are not entitled to any tax "gross up" in respect of excise taxes, if any, that might arise under the "parachute payment" provisions of the Internal Revenue Code and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the net after-tax payment to the participant.

        No severance or change of control payments were made to any of our executive officers in fiscal 2019.

        The following table summarizes amounts that would have been payable to our named executive officers upon a termination of their employment qualifying for benefits under the Retention Plan, assuming that such termination had occurred on March 31, 2019:

	Cash Severance Payment
Name	Based on Salary	Based on Bonus	Continued Health Benefits(1)	Acceleration of Stock Options(2)	Total
Lee-Lean Shu	$873,610	$665,480	$49,184	$715,000	$2,303,274
Douglas M. Schirle	496,105	236,406	55,238	286,000	1,073,749
Didier Lasserre	574,407	236,406	60,762	225,200	1,096,775
Robert Yau	589,667	236,406	49,184	286,000	1,161,257
Ping Wu	445,069	236,406	55,238	214,500	951,213

(1)
Represents the aggregate premium payments required to provide continued health insurance coverage under COBRA, based on the officer's health insurance coverage in effect as of March 31, 2019.

(2)
The value of the acceleration of stock options is calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the fair market value of a share of our common stock on March 29, 2019 ($7.77) and the per share exercise price of the unvested shares subject to acceleration.

CEO Compensation Pay Ratio

        We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. We monitor the relationship between the compensation of our executive officers and the compensation of our non-managerial employees. For the year ended March 31, 2019, the total compensation of Lee-Lean Shu, our President and Chief Executive Officer, of $1,046,497, as shown in the Summary Compensation Table above, was approximately 9.1 times the total compensation of the median employee calculated in the same manner of $114,655.

        Our CEO to median employee pay ratio is calculated in accordance with SEC's rules pursuant to Item 402(u) of Regulation S-K. We identified the median employee by examining the 2019 total compensation for all of our employees, excluding our CEO, who were employed by us on March 31, 2019, the last day of our payroll year. We included all employees, whether employed on a full-time or part-time basis. We did not make any assumptions, adjustments, or estimates with respect to total compensation. We annualized the compensation for any full-time employees that were not employed by us for all of 2019.

Compensation of Directors

        Our policy for the compensation of non-employee directors provides that non-employee directors are entitled to receive annual cash retainers as follows:

Board	$40,000
Lead Director	$20,000
Audit Committee:
• Chair	$20,000
• Other Members	$7,500
Compensation Committee:
• Chair	$10,000
• Other Members	$5,000
Nominating and Governance Committee:
• Chair	$7,500
• Other Members	$3,000

        Pursuant to the terms of our option grant policy, each non-employee director receives an option to purchase a number of shares of our common stock having a fair market value equal to the aggregate amount of the annual cash retainer payable to such director for service on the Board and its committees.

        The table below summarizes the compensation we paid to our non-employee directors for the fiscal year ended March 31, 2019.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Jack A. Bradley	55,000	20,133	75,133
E. Thomas Hart	53,000	19,399	72,399
Haydn Hsieh	52,500	19,217	71,717
Ruey L. Lu	48,000	17,569	65,569
Arthur O. Whipple	83,000	30,381	113,381

(1)
Valuation based on the dollar amount recognized during fiscal 2019 for financial statement reporting purposes pursuant to authoritative guidance, giving effect to service-based vesting conditions, but disregarding the estimate of forfeitures related to such vesting conditions. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the option award. The assumptions used with respect to the valuation of option grants are set forth in Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

(2)
On October 30, 2018, Mr. Bradley, Mr. Hart, Mr. Hsieh, Mr. Lu and Mr. Whipple were granted options to purchase 9,306, 8,967, 8,883, 8,121 and 14,043 shares, respectively, that will be fully vested on August 15, 2019. The grant date fair value of each of these options was $20,133, $19,399, $19,217, $17,569 and $30,381, respectively.

(3)
As of March 31, 2019, each non-employee director had the following number of shares underlying outstanding options: Mr. Bradley: 42,739; Mr. Hart: 41,729; Mr. Hsieh: 60,479; Mr. Lu: 64,208; and Mr. Whipple: 92,861.

Equity Compensation Plan Information

        We currently maintain three compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These consist of the 2007 Equity Incentive Plan, the 2016 Equity Incentive Plan (the "2016 Plan") and the 2007 Employee Stock Purchase Plan (the "Purchase Plan"), each of which has been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of March 31, 2019:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	8,017,029	$5.77	5,199,496	(1)(2)

(1)
Includes 1,772,948 shares available for future issuance under the Purchase Plan.

(2)
A total of 6,000,000 shares of common stock have been authorized and reserved for issuance under the 2016 Plan, of which 3,426,548 were available for grant as of March 31, 2019. Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2016 Plan and in outstanding awards to prevent dilution or enlargement of participants' rights in the event of a stock split or other change in our capital structure. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the 2016 Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2016 Plan.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

        Pursuant to our Code of Business Conduct and Ethics and the Audit Committee Charter, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our Audit Committee which reviews and approves any related-party transactions.

        We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Other Transactions

        For information regarding the grant of stock options to our directors and executive officers, please see "Executive Compensation—Compensation of Directors" and "Executive Compensation—Grants of Plan-Based Awards,—Outstanding Equity Awards at Fiscal Year-End and—Potential Payments Upon Change of Control."

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

        The following table sets forth, as of June 30, 2019 certain information with respect to the beneficial ownership of GSI Technology's common stock by (i) each stockholder known by GSI Technology to be the beneficial owner of more than 5% of GSI Technology's common stock, (ii) each director of GSI Technology, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of GSI Technology as a group:

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned(3)
Principal Stockholders:
Ariel Investments, LLC(4) 200 E. Randolph Street, Suite 2900 Chicago, IL 60601	1,634,696	7.1%
Jing Rong Tang(5) c/o HolyStone Enterprises Co., Ltd. 1FL No. 62, Sec 2 Huang Shan Road Taipei, Taiwan, R.O.C	1,509,230	6.6
Directors, Named Executive Officers and certain Executive Officers:
Lee-Lean Shu(6)	3,129,302	13.3
Jack A. Bradley(7)	45,739	*
E. Thomas Hart(8)	41,729	*
Haydn Hsieh(9)	72,596	*
Ruey L. Lu(10)	74,208	*
Arthur O. Whipple(11)	122,861	*
Robert Yau(12)	1,284,522	5.5
Didier Lasserre(13)	461,760	2.0
Douglas M. Schirle(14)	290,625	1.3
Ping Wu(15)	320,635	1.4
Bor-Tay Wu(16)	1,162,500	5.0
All executive officers and directors as a group (15 persons)(17)	8,271,283	35.5

*
Less than 1.0%

(1)
The address for those individuals and entities not otherwise indicated is 1213 Elko Drive, Sunnyvale, California 94089. Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the other footnotes to this table.

(2)
Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.

(3)
Calculated on the basis of 22,898,188 shares of common stock outstanding as of June 30, 2019, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after June 30, 2019 are deemed to be outstanding for the purpose of calculating that stockholder's percentage beneficial ownership.

(4)
Based on information contained in a Schedule 13G filed with the SEC on February 14, 2019.

(5)
Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2018. Includes: 66,089 shares held by HolyStone Enterprises Co., Ltd., of which Mr. Tang is Chief

  Executive Officer; and 443,141 shares held by Koowin Co., Ltd., of which Mr. Tang is a director. Mr. Tang disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(6)
Includes: 625,000 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2019; 13,600 shares held by Mr. Shu's children; 530,939 shares held by Mr. Shu's spouse; and 77,346 shares issuable upon exercise of options held by his spouse that are exercisable within 60 days of June 30, 2019.

(7)
Includes 42,739 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2019.

(8)
Includes 41,729 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2019.

(9)
Includes 51,596 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2019.

(10)
Includes 58,208 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2019.

(11)
Includes 92,861 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2019.

(12)
Includes 250,000 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2019 and 4,000 shares held by Mr. Yau's spouse.

(13)
Includes 185,625 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2019.

(14)
Includes 242,625 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2019.

(15)
Includes 193,125 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2019.

(16)
Includes 250,000 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2019.

(17)
Includes an aggregate of 2,766,854 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2019.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

        Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with during fiscal.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

        Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2020 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than March 21, 2020.

        Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Nominating and Governance Committee reviews all stockholder proposals and makes recommendations to the board for actions on such proposals. For information on qualifications of director nominees considered by our Nominating and Governance committee, see the "Corporate Governance" section of this proxy statement.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2019 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

        A copy of our annual report on Form 10-K (without exhibits) for the fiscal year ended March 31, 2019 is being distributed along with this proxy statement. We refer you to such report for financial and other information about us, but such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material. It is also available on our website at www.gsitechnology.com. In addition, the report (with exhibits) is available at the SEC's website at www.sec.gov.

Robert Yau
Secretary

July 19, 2019

MMMMMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. To elect the following seven (7) persons directors to serve on the Company's Board of Directors and hold office until their respective successors are duly elected and qualified: For Withhold For Withhold For Withhold 01 - Lee-Lean Shu, Chairman of the Board, President and Chief Executive Officer, GSI Technology, Inc. 04 - Haydn Hsieh, Chairman and Chief Strategy Officer, Wistron NeWeb Corp. 02 - Jack A. Bradley, Partner, David Powell Financial Services 03 - E. Thomas Hart, Non-executive Chairman of the Board, QuickLogic Corporation 05 - Ruey L. Lu, President; EMPIA Technology 06 - Arthur O. Whipple, President, ABBYY USA Software, Inc. 07 - Robert Yau, Vice President, Engineering, GSI Technology, Inc. For Against Abstain ForAgainst Abstain 2. To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company for the fiscal year ending March 31, 2020. 3. To approve the compensation of the executive officers named in the Summary Compensation Table, as disclosed in the proxy statement for the annual meeting. 4. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee. guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 4 2 3 4 2 8 033GQB MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy for the Annual Meeting of Stockholders To be held on August 29, 2019 Solicited by the Board of Directors The annual meeting of stockholders will be held on Thursday, August 29, 2019 at 2:00 P.M. PDT at DLA Piper US LLP, 2000 University Avenue, East Palo Alto, CA 94303-2248. The undersigned hereby appoints Lee-Lean Shu and Douglas Schirle, and each of them, with full power of substitution, as proxies and attorneys-in-fact to represent the undersigned and to vote all of the shares of stock in GSI Technology, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at DLA Piper US LLP, 2000 University Avenue, East Palo Alto, CA 94303-2248 on Thursday, August 29, 2019 at 2:00 P.M. PDT, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated July 19, 2019 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 29, 2019: A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the notice of annual meeting, proxy statement, proxy card and annual report to stockholders, may be viewed at http://ir.gsitechnology.com/proxy-materials. THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4. Proxy — GSI TECHNOLOGY, INC.